EXHIBIT 2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

September 30, 2002

among

PENTASAFE SECURITY TECHNOLOGIES, INC.,

NETIQ CORPORATION,

DURHAM ACQUISITION CORP.,

JOSEPH HORZEPA AS SHAREHOLDER REPRESENTATIVE

AND

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,

AS ESCROW AGENT

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

i

INDEX TO EXHIBITS

EXHIBIT A — Form of Voting Agreement

EXHIBIT B — Form of Non-Competition and No-Hire Agreement

EXHIBIT C — Form of Opinion of Counsel to the Company

EXHIBIT D — Escrow Agent Fee Schedule

EXHIBIT E — Form of Affiliate Agreement

EXHIBIT F — Form of Lockup Agreement

EXHIBIT G — Form of Opinion of Counsel to Parent

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of September 30, 2002, among PentaSafe Security Technologies, Inc., a Texas corporation (the “Company”), NetIQ Corporation, a Delaware corporation (“Parent”), Durham Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), Joseph Horzepa as Shareholder Representative and J.P. Morgan Trust Company, National Association, as Escrow Agent.

RECITALS

A.    WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Subsidiary believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of Merger Subsidiary with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.    WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive consideration consisting of cash and shares of Parent Stock (as defined herein) as set forth in Article 2 hereof.

C.    WHEREAS, a portion of the cash and Parent Stock consideration shall be placed in escrow by Parent for purposes of satisfying damages, losses, expenses and other similar charges, if any, which may result from breaches of the representations, warranties and covenants of the Company contained herein.

D.    WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, each Person listed on Annex A hereto shall enter into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), each Person listed on Annex B hereto shall enter into a Lockup Agreement in the form attached hereto as Exhibit F (the “Lockup Agreement”) and each of the individuals listed on Annex C hereto shall enter into a Non-Competition and No-Hire Agreement in the form attached hereto as Exhibit B (the “Non-Competition and No-Hire Agreement”).

E.    WHEREAS, the Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1.    Definitions.    (a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of any of the assets of the Company and its Subsidiaries outside the ordinary course of business or any shares of equity or voting securities of the Company or any of its Subsidiaries other than pursuant to options and warrants outstanding as of the date hereof, (B) any tender offer (including a self-tender offer) or exchange offer for any of the equity or voting securities of the Company or any of its Subsidiaries, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“ADA” means the Americans with Disabilities Act of 1990.

“ADEA” means the Age Discrimination in Employment Act of 1967.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

“California Permit” shall mean a permit from the California Commission of Corporations obtained pursuant to Section 25121 of the California Corporate Securities Law of 1968.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2002, and the notes thereto.

“Company Balance Sheet Date” means June 30, 2002.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Material Adverse Effect” means, with respect to the Company, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the following events, in and of themselves, shall not be deemed to constitute a Company Material Adverse Effect: (i) any adverse change, event, effect or circumstance arising from or relating to general economic conditions, (ii) any adverse change, event, effect or circumstance arising from the transactions contemplated hereby or in agreements contemplated herein or the announcement of any such transactions or (iii) any adverse change, event, effect or circumstance in the Company’s revenues or bookings during or for the quarter ending September 30, 2002.

“Company Preferred Stock” means the Series A Preferred and the Series B Preferred.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company and its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FLSA” means the Fair Labor Standards Act of 1938.

“FMLA” means the Family and Medical Leave Act of 1993.

“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis.

“HIPPA” means the Health Insurance Portability and Accountability Act of 1996.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations or disclosures, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, disclosure, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) all works of authorship, whether or not copyrighted, and all derivative works thereof and any moral rights therein, including but not limited to user documentation, books, manuals, white papers, marketing collateral, artwork, and computer software (including source code, object code, firmware, specifications and complete system build software and instructions related to all software owned by the Company), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including information relating to manufacturing, fulfillment and production processes, quality control, marketing and sales, product support, and research and development), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks, copyrights, domain names and other proprietary or intellectual property protections and registrations, (xi) all rights in all of the foregoing provided by statute, treaties, conventions, common law and contract, and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation, breach or violation of any of the foregoing.

“Knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“OSHA” means the Occupational Safety and Health Act of 1970.

“Owned Intellectual Property” means all Intellectual Property owned by either the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means, with respect to Parent, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that the following events, in and of themselves, shall not be deemed to constitute a Parent Material Adverse Effect: (i) any adverse change, event, effect or circumstance arising from or relating to general economic conditions, (ii) any adverse change, event, effect or circumstance arising from the transactions contemplated hereby or in agreements contemplated herein or the announcement of such transactions or (iii) any decline in the price of Parent Stock on Nasdaq.

“Parent Stock” means the common stock, $.001 par value, of Parent.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended June 30, 2002.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“SEC” means the Securities and Exchange Commission.

“Series A Preferred” means the Series A Preferred Stock, no par value, of the Company.

“Series B Preferred” means the Series B Preferred Stock, no par value, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any Subsidiary of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or by virtue of applicable law or by virtue of any agreement or arrangement with a Taxing Authority that would impose liability on one Person for the payment of any Tax liability of another Person, and (iii) liability of the Company or any Subsidiary of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any Subsidiary of the Company that provide for the allocation, apportionment, sharing or assignment of any item of income, gain, deduction, credit or loss or any Tax liability or benefit, in each case, for the purpose of determining any person’s Tax liability.

“Texas Law” means the Business Corporation Act of the State of Texas.

“Third Party” means any “person” as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Title VII” means Title VII of the Civil Rights Act of 1964.

“Warrant” means any Assumed Common Warrant and any Assumed Preferred Warrant.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Affiliate Agreement	6.10
Aggregate Consideration Value	2.02
Aggregate Parent Stock Number	2.02
Aggregate Parent Stock Value	2.02
Aggregate Share Number	2.02
Assumed Common Warrant	2.06
Assumed Preferred Warrant	2.06
Average Price	2.02
Basket Amount	8.02
Cash Consideration	2.02
Cash Exchange Ratio	2.02
Cash Percentage	2.02
Certificates	2.04
Closing	2.01
Closing Date	2.01
Common Cash Participation Value	2.02
Common Escrow Amount	2.04
Common Parent Stock Participation Number	2.02
Common Parent Stock Participation Value	2.02
Common Participation Value	2.02
Company	Preamble
Company Disclosure Schedule	Article 4
Company Intellectual Property	4.20
Company Registered Intellectual Property	4.20
Company Securities	4.05
Company Stock Option	2.05
Company Shareholder Meeting	6.02
Contract	4.21
Copyrights	4.20

Term	Section
Dissenting Shares	2.03
Effective Time	2.01
Employee Agreements	4.20
Employee Plans	4.13
End Date	9.01
Equipment	4.18
Escrow Agent	8.02
Escrow Amount	2.04
Escrow Fund	8.02
Escrow Period	8.02
Exchange Agent	8.02
Executive Officers	8.02
Expiration Date	8.01
Final Escrow Distribution Date	8.01
Financials	4.07
Indemnified Parties	8.02
Intellectual Property	4.20
Initial Participation Value	2.02
Interim Initial Participation Value	2.02
Lockup Agreement	Recitals
Loss	8.02
Maskworks	4.20
Merger	Recitals
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.13
Net Exercise Number	2.02
New Member	6.18
Non-Competition and No-Hire Agreement	Recitals
Non-Disclosure Agreement	6.05
Officer’s Certificate	8.02
Option Exchange Ratio	2.05
Option Plan	4.05
Outstanding Common Number	2.02
Parent	Preamble
Parent SEC Documents	5.05
Parent Stock Consideration	2.02
Parent Stock Exchange Ratio	2.02
Patents	4.20
Preferred Warrant Exchange Ratio	2.06
Preliminary Initial Participation Value	2.02
Preliminary Subsequent Participation Value	2.02
Private Placement	6.13
Proxy Materials	6.02

Term	Section
PTO	4.20
Registered Intellectual Property	4.20
Registration Statement	6.13
Replacement Preferred Warrant	2.06
Replacement Common Warrant	2.06
Residual Consideration Value	2.02
Schedule	Article 4
Series A Cash Participation Value	2.02
Series A Cash Preference	2.02
Series A Escrow Amount	2.04
Series A Parent Stock Participation Value	2.02
Series A Parent Stock Preference Value	2.02
Series A Participation Value	2.02
Series B Cash Participation Value	2.02
Series B Cash Preference	2.02
Series B Consideration Value	2.06
Series B Escrow Amount	2.04
Series B Parent Stock Participation Number	2.02
Series B Parent Stock Participation Value	2.02
Series B Parent Stock Preference Number	2.02
Series B Parent Stock Preference Value	2.02
Series B Participation Value	2.02
Shareholder	2.03
Shareholder Representative	8.03
Stock Percentage	2.02
Subsequent Participation Value	2.02
Subsidiary Securities	4.06
Surviving Corporation	2.01
Total Common Initial Participation Value	2.02
Total Common Number	2.02
Total Common Participation Value	2.02
Total Initial Participation Value	2.02
Total Participation Number	2.02
Total Preference Value	2.02
Total Series A Number	2.02
Total Series A Preference Value	2.02
Total Series B Initial Participation Value	2.02
Total Series B Number	2.02
Total Series B Participation	2.02
Total Series B Preference	2.02
Total Subsequent Participating Number	2.02
Total Subsequent Participation Value	2.02
Trademarks	4.20
Vested Option Number	2.02

Term	Section
Vested Options	2.02
Voting Agreement	Recitals
Warrant	2.06
Weighted Average Exercise Price	2.02

ARTICLE 2

THE MERGER

SECTION 2.1.    The Merger.    (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Texas Law and Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)    The Company and Merger Subsidiary will file the articles of merger with the Secretary of State of the State of Texas and make all other filings or recordings required by Texas Law and Delaware Law in connection with the Merger as soon as practicable on or after the Closing Date (as herein defined). The Merger shall become effective at such time (the “Effective Time”) as the Secretary of State of the State of Texas issues a certificate of merger with respect thereto (or at such later time as may be specified in the articles of merger). The closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article 7, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

(c)    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and applicable provisions of Texas Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Texas law.

SECTION 2.2.    Conversion of Shares.    (a)(i) Conversion of Series A Preferred. Each share of Series A Preferred outstanding immediately prior to the Effective Time (other than as provided in Section 2.02(b) or Section 2.04) shall be converted into the right to receive (i) an amount of cash equal to the sum of the Series A Cash Preference and the Series A Cash Participation Value and (ii) the number of shares of Parent Stock that is equal to the Series A Parent Stock Number, plus an amount of cash in lieu of fractional shares of Parent Stock as specified below.

(ii)    Conversion of Series B Preferred.    Each share of Series B Preferred outstanding immediately prior to the Effective Time (other than as provided in Section 2.02(b) or Section 2.04) shall be converted into the right to receive (i) an amount of cash equal to the sum of the Series B Cash Preference and the Series B Cash Participation Value and (ii) the number of shares of Parent Stock that is equal to the Series B Parent Stock Number, plus an amount of cash in lieu of fractional shares of Parent Stock as specified below.

(iii)    Conversion of Company Common Stock.    Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than as provided in Section 2.02(b) or

Section 2.04) shall be converted into the right to receive (i) an amount of cash equal to the Common Cash Participation Value and (ii) the number of shares of Parent Stock that is equal to Common Parent Stock Participation Number, plus an amount of cash in lieu of fractional shares of Parent Stock as specified below.

(iv)    Definitions.    The following terms, as used herein, have the following meanings:

(A)    General Definitions.

“Aggregate Consideration Value” means $192,500,000 plus the Aggregate Parent Stock Value.

“Aggregate Parent Stock Number” means 4,337,950.

“Aggregate Parent Stock Value” means the product of the Aggregate Parent Stock Number and the Average Price.

“Average Price” means the average closing price per share of Parent Stock on the Nasdaq National Market over the 30 calendar day period ending three trading days prior to the Closing Date.

“Cash Percentage” means $192,500,000 divided by the Aggregate Consideration Value.

“Stock Percentage” means the Aggregate Parent Stock Value divided by the Aggregate Consideration Value.

“Initial Participation Value” means the Interim Initial Participation Value used to finally determine the Subsequent Participation Value, and provided that, in advance of the final determination of the Subsequent Participation Value, the Initial Participation Value shall be equal to the Interim Initial Participation Value for all purposes of this definition.

“Interim Initial Participation Value” means the Preliminary Initial Participation Value obtained by the following sequence of calculations: (i) dividing the Residual Consideration Value by the Total Participating Number (the “Preliminary Initial Participation Value”); (ii) calculating the number of shares of Company Common Stock (the “Net Exercise Number”) equal to the quotient obtained by dividing (A) the product of the Vested Option Number multiplied by the difference between the Preliminary Initial Participation Value and the Weighted Average Exercise Price of all Vested Options that are in-the-money at the Preliminary Initial Participation Value by (B) the Preliminary Initial Participation Value; (iii) recalculating the Preliminary Initial Participation Value such that the Total Participating Number includes only the Total Series A Number multiplied by 1.5, the Total Series B Number, the Outstanding Common Number and the Net Exercise Number; (iv) recalculating the Net Exercise Number using the Preliminary Initial Participation Value obtained under clause (iii); and (v) repeating steps (iii) and (iv) successively until such time as a successive iteration of the calculation of the Preliminary Initial Participation Value would result in a change to such value of less than or equal to $0.001.

“Merger Consideration” means the cash and shares of Parent Stock to be received as consideration pursuant hereto (together with the cash in lieu of fractional shares of Parent Stock).

“Residual Consideration Value” means the Aggregate Consideration Value minus the Total Preference Value.

“Subsequent Participation Value” means the Preliminary Subsequent Participation Value obtained by the following sequence of calculations: (i) dividing the Total Subsequent Participation Value by the Total Subsequent Participating Number (the “Preliminary Subsequent Participation Value”), (ii) recalculating the Net Exercise Number to equal the quotient obtained by dividing (A) the product of the Vested Option Number multiplied by the total of the Interim Initial Participation Value plus the Preliminary Subsequent Participation Value minus the Weighted Average Exercise Price of all Vested Options that are in-the-money at the price equal to the sum of the Interim Initial Participation Value and the Preliminary Subsequent Participation Value by (B) the sum of the Interim Initial Participation Value and the Preliminary Subsequent Participation Value; (iii) recalculating the Preliminary Subsequent Participation Value as if the Initial Common Participating Number included only the Outstanding Common Number and the Net Exercise Number calculated in accordance with clause (ii); (iv) recalculating the Net Exercise Number using the Preliminary Subsequent Participation Value obtained under clause (iii); (v) repeating steps (iii) and (iv) successively until such time as a successive iteration of the calculation of the Preliminary Subsequent Participation Value would result in a change to such value of less than or equal to $0.001; (vi) recalculating the Interim Initial Participation Value starting with the calculation set forth in clause (iii) of the definition of Interim Initial Participation Value using the Net Exercise Number that was used to determine the Subsequent Participation Value in clause (v) hereof; (vii) recalculating the Subsequent Participation Value based on the Interim Initial Participation Value arrived at by clause (vi) hereof, and (viii) repeating steps (vi) and (vii) hereof until such time as a successive iteration will result in a change to the Subsequent Participation Value of less than or equal to $0.001.

“Total Common Number” means the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Outstanding Common Number”), (ii) the number of shares of Company Common Stock issuable upon the conversion, exercise or exchange of warrants, options or similar securities of the Company that are issued and outstanding and that are vested and exercisable immediately prior to the Effective Time, (iii) the number of shares of Company Common Stock issuable upon the conversion, exercise or exchange of warrants, options or similar securities of the Company that are issued and outstanding and that, as a result of the merger, become vested and exercisable at or substantially simultaneously with the Effective Time and (iv) the number of shares of Company Common Stock issuable upon the conversion, exercise or exchange of warrants, options or similar securities of the Company that are issued and outstanding and that become vested and exercisable after the Effective Time as a result of the holder’s termination of employment from Parent or the Surviving Corporation subsequent to the Merger, but excluding in each case shares of Company Common Stock issuable upon the conversion of Series A Preferred or Series B Preferred outstanding immediately prior to the Effective Time or warrants, options or similar securities of the Company exercisable for shares of Series A Preferred or Series B Preferred outstanding immediately prior to the Effective Time (the warrants, options or similar securities described in clauses (ii) through (iv) being the “Vested Options”).

“Total Initial Participation Value” means the sum of the Total Series A Participation Value, the Total Series B Initial Participation Value and the Total Common Initial Participation Value.

“Total Participating Number” means the sum of the Total Series A Number multiplied by 1.5, the Total Series B Number and the Total Common Number.

“Total Preference Value” means the sum of the Total Series A Preference Value and the Total Series B Preference Value.

“Total Series A Number” means the sum of (i) the number of shares of Series A Preferred issued and outstanding immediately prior to the Effective Time, (ii) the number of shares of Series A Preferred issuable upon the conversion, exercise or exchange of warrants, options or similar securities of the Company that are issued, outstanding, vested and exercisable immediately prior to the Effective Time and (iii) the number of shares of Series A Preferred issuable upon the conversion, exercise or exchange of warrants, options or similar securities of the Company that are issued and outstanding and that, as a result of the merger, become vested and exercisable at the Effective Time.

“Total Series B Number” means the sum of (i) the number of shares of Series B Preferred issued and outstanding immediately prior to the Effective Time, (ii) the number of shares of Series B Preferred issuable upon the conversion, exercise or exchange of warrants, options or similar securities of the Company that are issued, outstanding, vested and exercisable immediately prior to the Effective Time or (iii) the number of shares of Series B Preferred issuable upon the conversion, exercise or exchange of warrants, options or similar securities of the Company that are issued and outstanding and that, as a result of the merger, become vested and exercisable at the Effective Time.

“Total Subsequent Participating Number” means the sum of the Initial Common Participating Number plus, to the extent the Series A Initial Participation Value is less than $4.88, the Total Series A Number multiplied by 1.5, plus, to the extent the Series B Initial Participation Value is less than $7.77, the Total Series B Number.

“Total Subsequent Participation Value” means the difference between the Residual Consideration Value and the Total Initial Participation Value.

“Vested Option Number” means the number of shares of Company Common Stock subject to Vested Options that are in-the-money at the Common Participation Value.

“Weighted Average Exercise Price” means the weighted average exercise price of the Vested Options.

(B)    Series A Definitions.

(1)    Preference Definitions

“Series A Cash Preference” means $4.88 multiplied by the Cash Percentage.

“Series A Parent Stock Number” means the number of shares of Parent Stock that is equal to the quotient obtained by dividing (i) the sum of the Series A Parent Stock Preference Value and the Series A Parent Stock Participation Value by (ii) the Average Price.

“Series A Parent Stock Preference Value” means $4.88 multiplied by the Stock Percentage.

“Total Series A Preference Value” means the Total Series A Number multiplied by $4.88.

(2)    Participation Definitions

“Series A Cash Participation Value” means the dollar amount equal to the Series A Participation Value multiplied by the Cash Percentage.

“Series A Parent Stock Participation Value” means the dollar amount equal to the Series A Participation Value multiplied by the Stock Percentage.

“Series A Participation Value” means the product of the Initial Participation Value multiplied by 1.5; provided, however, that if such product exceeds $4.88, then the Series A Participation Value shall be $4.88.

“Total Series A Participation Value” means the Series A Participation Value multiplied by the Total Series A Number.

(C)    Series B Definitions.

(1)    Preference Definitions

“Series B Cash Preference” means $7.77 multiplied by the Cash Percentage.

“Series B Parent Stock Number” means the number of shares of Parent Stock that is equal to the quotient obtained by dividing (i) the sum of the Series B Parent Stock Preference Value and the Series B Parent Stock Participation Value by (ii) the Average Price.

“Series B Parent Stock Preference Value” means $7.77 multiplied by the Stock Percentage.

“Total Series B Preference Value” means the Total Series B Number multiplied by $7.77.

(2)    Participation Definitions

“Series B Cash Participation Value” means the dollar amount equal to the Series B Participation Value multiplied by the Cash Percentage.

“Series B Initial Participation Value” means the Initial Participation Value; provided, however, that if the Initial Participation Value exceeds $7.77, then the Series B Initial Participation Value shall be $7.77.

“Series B Parent Stock Participation Value” means the dollar amount equal to the Series B Participation Value multiplied by the Stock Percentage.

“Series B Participation Value” means the sum of (i) the Initial Participation Value and (ii) the Subsequent Participation Value; provided, however, that if such sum exceeds $7.77, then the Series B Participation Value shall be $7.77.

“Total Series B Initial Participation Value” means the product of (i) the Series B Initial Participation Value and (ii) the Total Series B Number.

(D)    Common Definitions

“Common Cash Participation Value” means the dollar amount that is equal to the Common Participation Value multiplied by the Cash Percentage.

“Common Parent Stock Participation Number” means the number of shares of Parent Stock that is equal to the Common Parent Stock Participation Value divided by the Average Price.

“Common Parent Stock Participation Value” means the dollar amount that is equal to the Common Participation Value multiplied by the Stock Percentage.

“Common Participation Value” means the sum of the Initial Participation Value and the Subsequent Participation Value.

“Initial Common Participating Number” means the Outstanding Common Number plus the Net Exercise Number used to determine the Preliminary Initial Participation Value equal to the Interim Initial Participation Value.

“Total Common Initial Participation Value” means the product of the Initial Participation Value and the Initial Common Participating Number.

(b)    each share of Company Capital Stock held by the Company as treasury stock shall be canceled, and no payment shall be made with respect thereto; and

(c)    each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.3.    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by Texas Law, any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by a Company shareholder (each, a “Shareholder,” collectively, the “Shareholders”) who has properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Texas Law, shall not be converted into or represent a right to receive Parent Stock pursuant to Section 2.02, but the holders of such Dissenting Shares shall be entitled to such rights as are granted by Texas Law.

(b)    Notwithstanding the provisions of subsection (a) of this Section 2.03, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights under Texas Law, then, as of the later of Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration to which such Shareholder would otherwise be entitled under Section 2.02 (less the portion of the consideration allocable to such Shareholder that has been deposited into the Escrow Fund on such holder’s behalf pursuant to Section 2.04 and Article 8).

(c)    The Company shall give Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Texas Law and the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of Article 8 hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of such shares pursuant to Section 2.02.

SECTION 2.4.    Surrender and Payment.    (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Company Common Stock (the “Certificates”) for the Merger Consideration. Parent will make available to the Exchange Agent, not later than the Effective Time, the Merger Consideration to be paid in respect of the shares of Company Capital Stock. Notwithstanding the foregoing, pursuant to Section 8.02 hereof, Parent shall withhold and not pay to (i) each holder of Series A Preferred outstanding immediately prior to the Effective Time, with respect to each such share of Series A Preferred, the Series A Escrow Amount, (ii) each holder of Series B Preferred outstanding immediately prior to the Effective Time, with respect to each such share of Series B Preferred, the Series B Escrow Amount and (iii) each holder of Company Common Stock outstanding immediately prior to the Effective Time, with respect to each such share of Company Common Stock, the Common Escrow Amount, but shall instead deposit such amounts into the Escrow Fund. Such amounts deposited into the Escrow Fund are referred to herein collectively as the “Escrow Amount”. The portion of the Escrow Amount that consists of Parent Stock shall be deposited in the form of a stock certificate issued to the Escrow Agent on behalf of the Shareholders. At the Effective Time, each Shareholder shall surrender to Parent all Certificates held by such persons.

(b)    Definitions. The following terms, as used herein, have the following meanings:

“Common Escrow Amount” means (i) the dollar amount that is equal to 10% of the Common Cash Participation Value and (ii) the number of shares of Parent Stock equal to 10% of the Common Parent Stock Participation Number.

“Series A Escrow Amount” means (i) the dollar amount that is equal to 10% of the sum of the Series A Cash Preference and the Series A Cash Participation Value and (ii) the number of shares of Parent Stock equal to 10% of the Series A Parent Stock Number.

“Series B Escrow Amount” means (i) the dollar amount that is equal to 10% of the sum of the Series B Cash Preference and the Series B Cash Participation Value and (ii) the number of shares of Parent Stock equal to 10% of the Series B Parent Stock Number.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered on the books of the Company, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Common Stock without any interest thereon (provided that such holder shall be entitled to receive any declared but unpaid dividends in respect of such Merger Consideration). Notwithstanding the foregoing, Parent shall not be liable to any Shareholder for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by Shareholders two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) to pay for Company Capital Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand; provided, however, that to the extent any such appraisal rights cease to be perfected, such portion of the Merger Consideration shall promptly be returned to the Exchange Agent.

SECTION 2.5.    Stock Options.    (a) At the Effective Time, each unexpired and unexercised outstanding option to purchase shares of Company Common Stock in effect on the date hereof (a “Company Stock Option”) shall be assumed by Parent subject to the terms of such options in accordance with Section 6.12 hereof and this Section 2.05. Each Company Stock Option so assumed by Parent at the Effective Time will continue to have, and be subject to, the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (including, without limitation, any vesting or similar provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined herein), rounded down to the nearest whole number of shares of Parent Stock, and (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest cent; provided that, with respect to any Company Stock Option that is an “incentive stock option” within the meaning of Section 422 of the Code, the foregoing shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. “Option Exchange Ratio” means the quotient obtained by dividing the Common Participation Value by the Average Price.

(b)    Parent shall take such actions as are necessary for the assumption of each Company Stock Option pursuant to this Section 2.05, including the reservation at all times after the Effective Time of a number of shares of Parent Stock equal to the total number of shares of Parent Stock issuable upon exercise of all Company Stock Options so assumed and outstanding, as is necessary to effectuate the transactions contemplated by this Section 2.05. Parent shall, no later than ten Business Days after the Effective Time, prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Stock subject to each Company Stock Option and, where applicable, shall use all reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Option (and to maintain the current status of the prospectus contained therein) for so long as such Company Stock Option remains outstanding.

SECTION 2.6.    Warrants.    (a) At the Effective Time, each unexpired and unexercised outstanding warrant to purchase Company Common Stock (each, an “Assumed Common Warrant”) shall be converted into a warrant to purchase Parent Stock (a “Replacement Common Warrant”). The Replacement Common Warrant will continue to have, and be subject to, the same terms and conditions set forth in such Assumed Common Warrant immediately prior to the Effective Time, except that (i) each Replacement Common Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Common Warrant immediately prior to the Effective Time multiplied by the

Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, and (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Replacement Common Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Common Warrant was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest cent.

(b)    At the Effective Time, each unexpired and unexercised outstanding warrant to purchase Series B Preferred (each, an “Assumed Preferred Warrant”) shall be converted into a warrant to purchase Parent Stock (a “Replacement Preferred Warrant”). The Replacement Preferred Warrant will continue to have, and be subject to, the same terms and conditions set forth in such Assumed Preferred Warrant immediately prior to the Effective Time, except that (i) each Replacement Preferred Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of shares of Series B Preferred that were issuable upon exercise of such Assumed Preferred Warrant immediately prior to the Effective Time multiplied by the Preferred Warrant Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, and (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Replacement Preferred Warrant will be equal to the quotient determined by dividing the exercise price per share of Series B Preferred at which such Assumed Preferred Warrant was exercisable immediately prior to the Effective Time by the Preferred Warrant Exchange Ratio, rounded up to the nearest cent. The “Preferred Warrant Exchange Ratio” means the quotient obtained by dividing the Series B Consideration Value by the Average Price. The “Series B Consideration Value” means the sum of the Series B Cash Preference, the Series B Cash Participation Value, the Series B Parent Stock Preference Value and the Series B Parent Stock Participation Value.

SECTION 2.7.    Fractional Shares.    No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Capital Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the Average Price by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

SECTION 2.8.    Withholding Rights.    Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required by law to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

SECTION 2.9.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and the agreement to indemnify Parent for any losses relating to the lost certificate by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article.

ARTICLE 3

THE SURVIVING CORPORATION

SECTION 3.1.    Articles of Incorporation.    The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

SECTION 3.2.    Bylaws.    The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

SECTION 3.3.    Directors and Officers.    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that each of the representations and warranties contained in this Article 4 are true and complete, except as otherwise provided herein and except as specifically disclosed in the schedules attached hereto (each, a “Schedule” and together, the “Company Disclosure Schedule”) and furnished to Parent. Each exception set forth in the Company Disclosure Schedule and each other reference to this Agreement set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement.

SECTION 4.1.    Corporate Existence and Power.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

SECTION 4.2.    Corporate Authorization.    (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company, other than approval and adoption of this Agreement and the Merger by the Shareholders. The affirmative vote of the holders of (i) at least two-thirds of the outstanding shares of Series A Preferred, (ii) at least two-thirds of the outstanding shares of Series B Preferred and (iii) at least two-thirds of the outstanding shares of the Company Common Stock (voting together as a class with the Company Preferred Stock on an as-converted to Company Common Stock basis) are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger in accordance with Texas Law. This Agreement constitutes a valid and binding agreement of the Company.

(b)    At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders and (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby.

SECTION 4.3.    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of articles of merger with respect to the Merger with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iii) such filings as may be required under the HSR Act, (iv) obtaining the California Permit and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

SECTION 4.4.    Non-contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to be material to the Company and its Subsidiaries taken as a whole or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

SECTION 4.5.    Capitalization.    (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of authorized Company Common Stock, of which 15,290,411 shares are issued and outstanding as the date of this Agreement and (ii) 10,000,000 shares of authorized Company Preferred Stock, of which 2,049,180 shares are designated Series A Preferred, 2,049,180 of which are issued and outstanding, and 5,250,528 are designated Series B Preferred, 5,244,528 of which are issued and outstanding. There are outstanding warrants to purchase 90,000 shares of Company Common Stock and 15,443 shares of Series B Preferred. As of the date hereof, each share of Series A Preferred is convertible into one and one-half (1.5) shares of Company Common Stock and each share of Series B Preferred is convertible into one (1) share of Company Common Stock. The Company Capital Stock and Warrants are, as of the date of this Agreement, held by the Persons and in the amounts set forth in Schedule 4.05, with the latest known addresses of such Persons indicated thereon. No Subsidiary of the Company owns any Company Capital Stock. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the articles of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance in all material respects with federal and state securities laws. Except as set forth on Schedule 4.05(a), each Warrant was duly and validly issued and was issued in compliance in all material respects with federal and state securities laws, the Company Capital Stock issuable upon exercise of each Warrant has been duly reserved and, upon exercise, would be validly issued, fully paid and non-assessable. There are no declared or accrued unpaid dividends with respect to any shares of the Company Common Stock or the Company Preferred Stock. The Company has no other capital stock authorized, issued or outstanding. The Company has heretofore delivered to Parent true and complete copies of each Warrant and any and all agreements to grant a warrant.

(b)    The Company has reserved 8,359,666 shares of Company Common Stock for issuance to employees, directors and consultants pursuant to the 1998 Stock Purchase and Option Plan, as amended to the date hereof (the “Option Plan”), of which 1,719,555 shares are outstanding pursuant to option exercises through the date hereof, 6,608,988 shares are subject to outstanding unexercised options as of the date hereof, 2,631,439 shares are vested as of the date hereof, 1,934,304 shares will be accelerated as a result of the transactions contemplated by this Agreement and 31,123 shares remain available for future grant as of the date hereof. The Company has provided Parent with a summary that sets forth each Company Stock Option outstanding, the grant date and number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether and to what extent the exercisability of such option will be accelerated as a result of the transactions contemplated by this Agreement (indicating the circumstances that may cause such acceleration), the date on which such option expires and whether and to what extent such option qualifies as an incentive stock option as defined in Section 422 of the Code. The Company has provided to Parent the name and, to the Knowledge of the Company, address of the holder of each such option. Except for the Company Stock Options and the Warrants outstanding as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. No outstanding Company Capital Stock is subject to vesting or forfeiture or rights of repurchase by the Company. Section 4.05(b) of the Company Disclosure Schedule sets forth as of the date hereof the name of the holder of any Company Common Stock subject to vesting, the number of shares of Company Common Stock subject to vesting and the vesting schedule for such Company Common Stock, including the extent vested to date and whether and to what extent the vesting of such shares of Company Common Stock will be accelerated as a result of the transactions contemplated by this Agreement (indicating the circumstances that may cause such acceleration). There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, or other similar rights with respect to the Company or any of its securities. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any other matters involving any securities of the Company, other than the Voting Agreements. The Company has heretofore delivered or made available to Parent true and complete copies of each Company Stock Option and any and all agreements to grant a Company Stock Option.

(c)    Except as set forth in this Section 4.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. The warrant issued April 16, 2001 by the Company to BEA Systems, Inc. expired on April 1, 2002 in accordance with its terms.

SECTION 4.6.    Subsidiaries.    (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to be material to the Company or any of its Subsidiaries, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified on Schedule 4.06.

(b)    All of the outstanding capital stock or other voting securities of each of the Company’s Subsidiaries is owned by the Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company or options or other rights to acquire from the Company or any Subsidiary of the Company, or other obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (the items in clauses 4.06(b)(i) and 4.06(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

SECTION 4.7.    Company Financial Statements.    The Company has delivered to Parent the audited consolidated balance sheets as of March 31, 2002, 2001 and 2000 and the related audited consolidated statements of income and cash flows for each of the years ended March 31, 2002, 2001 and 2000 and the Company Balance Sheet and the related unaudited interim consolidated statements of income and cash flows for the three months ended June 30, 2002 of the Company and its Subsidiaries (the “Financials”). The Financials have been prepared in accordance with GAAP applied on a consistent basis, except that the unaudited Company Balance Sheet and the unaudited interim consolidated statements of income and cash flows for the three months ended June 30, 2002 do not contain footnotes required by GAAP. The Financials present fairly in all material respects the consolidated financial condition and the consolidated results of operations and cashflows of the Company and its Subsidiaries as of the dates and during the periods indicated therein.

SECTION 4.8.    Absence of Certain Changes.    Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)    any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

(c)    except as contemplated by this Agreement, any amendment of any material term of any outstanding security of the Company or any Subsidiary of the Company;

(d)    any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices and which, taken together, do not exceed $50,000 in the aggregate;

(e)    any creation or other incurrence by the Company or any Subsidiary of the Company of any Lien on any asset other than in the ordinary course of business consistent with past practices and which, taken together, are not material to the Company and its Subsidiaries, taken as a whole;

(f)    any making of any loan, advance or capital contributions to or investment in any Person other than advances for travel expenses and other reimbursable expenses and extensions of trade credit in the ordinary course of business consistent with past practices and which, taken together, are not material to the Company and its Subsidiaries, taken as a whole;

(g)    any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company;

(h)    any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary of the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of the Company of any contract or other right, in either case, that is material to the Company and the Company’s Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement;

(i)    any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a concurrent change in GAAP;

(j)    any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any Subsidiary of the Company other than in accordance with the Company’s draft policy (which has been provided to Parent), (ii) increase in benefits payable to any director, officer or employee of the Company or any Subsidiary of the Company under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any Subsidiary of the Company or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Subsidiary of the Company;

(k)    any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary of the Company, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees except for such matters as would not, individually or in the aggregate, be material to the Company or any Subsidiary of the Company;

(l)    except in the ordinary course of business, consistent with past practices, any material change in pricing or royalties set or charged by the Company or any Subsidiary of the Company for existing products to customers or licensees or in pricing or royalties set or charged by licensors to the Company or any Subsidiary of the Company;

(m)    any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment that exceeds $20,000 individually or $50,000 in the aggregate; or

(n)    any agreement by the Company or any Subsidiary of the Company or any officer or employee thereof in their capacities as such to do any of the things described in the preceding clauses (a) through (m) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

SECTION 4.9.    No Undisclosed Material Liabilities.    There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the Knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a)    liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, and

(b)    liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.10.    Compliance with Laws and Court Orders.    Each of the Company and its Subsidiaries is and has at all times since its inception been in compliance with, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that are not material to the Company and its Subsidiaries, taken as a whole.

SECTION 4.11.    Litigation.    Except as set forth on Schedule 4.11, there is no action, suit, investigation or proceeding (or, to the Knowledge of the Company, any basis therefor) pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person, in each case for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational.

SECTION 4.12.    Finders’ Fees.    Except for Lehman Brothers Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 4.13.    Employee Benefit Plans.    (a) Schedule 4.13 contains a correct and complete list identifying each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, consulting, severance or similar contract, plan or policy and each other plan or arrangement (written or oral) providing for executive compensation, bonuses or other incentive compensation, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment welfare coverage or retirement benefits which is maintained, administered or contributed to by the Company or any of its Affiliates and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans”.

(b)    Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c)    Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)    Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and except as disclosed in Schedule 4.13(d), the Company is not aware of any reason why any such determination letter should be revoked. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. Except as disclosed in Schedule 4.13(d), no material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)    The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or former employee or independent contractor of the Company or any of its Subsidiaries to severance pay or any other payment or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan, except in each case as disclosed in Schedule 4.13(e) (which states the amount and terms of any such severance pay and other payments and any such acceleration) . Except as disclosed in Schedule 4.13(e), there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(f)    Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits coverage for retired, former or current employees of the Company or its Subsidiaries except as disclosed in Schedule 4.13(f) or as required to avoid excise tax under Section 4980B of the Code.

(g)    Except as disclosed in Schedule 4.13(g), there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under (other than as a result of new hires, terminations and other ordinary cause events), an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2001.

(h)    Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(i)    There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official which could reasonably be expected to result in a material liability.

SECTION 4.14.    Employees.    The Company has provided to Parent a true and complete list of (i) the names, titles (if applicable), annual salaries and other compensation of a type that would be required to be disclosed pursuant to Regulation S-K of all officers of the Company and its Subsidiaries and all other salaried employees of the Company and its Subsidiaries and (ii) the wage rates for non salaried employees of the Company and its Subsidiaries (by classification).

SECTION 4.15.    Labor Matters.    (a) The Company and its Subsidiaries are in material compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours in each jurisdiction in which the Company maintains employees (including, without limitation, the FMLA, FLSA, Title VII, ADA, ADEA, OSHA, COBRA and HIPAA and similar statutes enacted in foreign jurisdictions), and are not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board.

(b)    Except as set forth in Schedule 4.15, the Company has not engaged in any workforce reduction within the last 90 days which, alone or when aggregated with any other workforce reduction before or after the date hereof, would trigger obligations under the Worker Adjustment and Retraining Notification Act with respect to its employees.

SECTION 4.16.    Environmental Matters.    (a) Except as could not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i)    no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

(ii)    the Company and each of its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii)    there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b)    There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five days prior to the date hereof.

(c)    Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(d)    For purposes of this Section 4.16, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

SECTION 4.17.    Restrictions on Business Activities.    There is no agreement, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries that has had or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries. Without limiting the foregoing, neither the Company nor any of its Subsidiaries is subject to any agreement under which the Company or any of its Subsidiaries is (i) restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market, (ii) restricted from soliciting or hiring any individual or any class of individual in any geographic area, during any period of time, (iii) required to provide any person the right of first negotiation, right of first offer, right of first refusal or similar right or (iv) required to provide any person the benefit of “most favored nation” protection.

Section 4.18.    Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)    The Company does not own any real property, and has never owned any real property. Schedule 4.18 sets forth a list of all real property currently leased by the Company or any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease and the term and renewal provisions of such lease. All such leases are in full force and effect and enforceable by the Company or its Subsidiary, and there is not, under any of such leases, in any material respect, any existing default by the Company or its Subsidiary or, to the Knowledge of the Company, by the other party thereto or event of default (or event which with notice or lapse of time, or both, would constitute such a default). The Company has heretofore delivered to Parent true and complete copies of all such leases.

(b)    The Company or its Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Balance Sheet and except for Liens for Taxes not yet due and payable, municipal and zoning ordinances, easements for public utilities and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

(c)    Schedule 4.18 lists all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries and such Equipment is, in the aggregate, in all material respects, (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

SECTION 4.19.    Products.    Each of the Company’s products conform in all material respects to their stated specifications in its product literature. None of the Company’s products contains defects that would materially impair such product’s value or use by customers.

SECTION 4.20.    Intellectual Property.

(a)    Schedule 4.20(a) contains a true and complete list of: (i) all patents, registered copyrights, registered mask works, registered trademarks, registered service marks, any renewal rights for any of the foregoing, and any applications for registrations for any of the foregoing, that are included in the Owned Intellectual Property; (ii) all hardware products and tools, software products and tools, and all services that are currently published, offered, sold, marketed or under development by the Company; (iii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any other person is authorized to have access to or use the Owned Intellectual Property or exercise any other right with regard thereto (other than fully executed object code licenses granted to customers pursuant to the Company’s then prevailing form of standard Master Software License Agreement and software escrow arrangements with customers pursuant to written escrow agreements in the form of or substantially similar to the Company’s standard escrow agreement, the form of which has been provided to Parent); (iv) all Licensed Intellectual Property (other than license agreements for standard “shrink wrapped, off the shelf,” commercially available, third party products used by the Company for its own internal use, and not redistributed, and for which a license fee of less than $1,500 has been paid) and, with respect to each such license of intellectual property (A) the date of any license or agreement, (B) the identity of all parties thereto, (C) a description of the nature and subject matter thereof, (D) any applicable royalty and (E) the term thereof; and (v) any obligations of exclusivity, noncompetition, nonsolicitation, or first negotiation to which Company is subject.

(b)    The Licensed Intellectual Property and the Owned Intellectual Property together constitute all the Intellectual Property necessary to, or used or held for use in, the conduct the business of the Company and its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted. There exist no restrictions on the disclosure, use or transfer of the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish the Company’s rights in any Owned Intellectual Property or Licensed Intellectual Property.

(c)    Except pursuant to written agreements substantially in the form of or substantially similar to the Company’s standard forms of software license agreement (forms of which have been provided to Parent) or as set forth in Schedule 4.20(c), neither the Company nor any of its Subsidiaries has given an indemnity in connection with any Intellectual Property to any Person.

(d)    None of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property and the Licensed Intellectual Property, (ii) alleging that the use of the Owned Intellectual Property or the Licensed Intellectual Property or any services provided, processes used or products manufactured, used, imported, sold, marketed or licensed by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any intellectual property of any third party or breach any obligation owed to a third party with respect to such party’s intellectual property, or (iii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property of any third party or breached any obligation owed to a third party with respect to such party’s intellectual property. Except as set forth in Schedule 4.20(d), the Company has not received any offer for a license of intellectual property, including but not limited to patent rights, from any third party.

(e)    The Owned Intellectual Property, and the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Owned Intellectual Property or any other authorized exercise of rights in or to the Owned Intellectual Property by Company or its licensees, does not and will not defame any person or violate, infringe or misappropriate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property, right of privacy, right of publicity, right in personal or other data, or any other right of any person. To the knowledge of Company, without investigation, the Licensed Intellectual Property that does not form a part of any Company product offered for sale or license and, further, to the Knowledge of the Company, the Licensed Intellectual Property that forms a part of any Company product offered for sale or license, and the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Licensed Intellectual Property or any other authorized exercise of rights in or to the Licensed Intellectual Property by Company or its licensees, does not and will not defame any person or violate, infringe or misappropriate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property, right of privacy, right of publicity, right in personal or other data, or any other right of any Person.

(f)    None of the Company’s rights in any Owned Intellectual Property and Licensed Intellectual Property material to the operation of the business of the Company or its Subsidiaries has been adjudged invalid or unenforceable in whole or part, and all of Company’s rights in such Owned Intellectual Property and Licensed Intellectual Property are valid and enforceable.

(g)    Except as set forth on Schedule 4.20(g), the Company and its Subsidiaries hold all right, title and interest in and to all Owned Intellectual Property and all of the Company’s and its Subsidiaries’ licenses under the Licensed Intellectual Property, free and clear of any Lien. Except as set forth on Schedule 4.20(g), the Company has and will have the unfettered right to reproduce, distribute, perform and display publicly, create and exploit derivative works based on, and otherwise exploit by any and all means and in any and all media now or hereafter known, the Owned Intellectual Property throughout the world in perpetuity. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, copyright registration or copyright application, or domain name included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority or other authority from which the patent or registration issued or before which the application or application for registration is pending. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Owned Intellectual Property and their rights in the Licensed Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use.

(h)    To the Knowledge of the Company, except as set forth on Schedule 4.20(h), no Person has infringed, misappropriated, breached or otherwise violated any right of Company in the Owned Intellectual Property or the Licensed Intellectual Property. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property. None of the Intellectual Property of the Company or any of its Subsidiaries that are material to the business or operation of the Company or any of its Subsidiaries and the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Parent.

(i)    The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property and the Licensed Intellectual Property. All software source code listings that are part of the Owned Intellectual Property are documented in accordance with prevailing industry standards.

(j)    With respect to pending applications and applications for registration of the Owned Intellectual Property and the Licensed Intellectual Property that are material to the business or operation of the Company or any of its Subsidiaries, the Company is not aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property that are material to the business or operation of the Company or any of its Subsidiaries has been the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property that are material to the business or operation of the Company or any of its Subsidiaries has been the subject of an interference, protest, public use proceeding or third party reexamination request.

(k)    The Company has taken reasonable and customary steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company and to obtain ownership of all works of authorship and inventions made by its employees, consultants and contractors and which relate to the Company’s business or the purpose of the retention, as the case may be. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee who contributes to the development of the Company’s Intellectual Property to execute proprietary information, confidentiality and assignment agreements substantially in the form of the Company’s standard forms (the forms of which have been provided to Parent) (“Employee Agreements”), and no current or former employee of the Company has taken any exception to the assignment provisions of the Employee Agreements.

(l)    No parties other than the Company possess any current or contingent rights to any source code that is part of the Owned Intellectual Property other than in connection with any software escrow arrangement entered into between the Company and its customers in the ordinary course of business pursuant to a written agreement, in the form of or substantially similar to the Company’s standard form of software escrow agreement (the form of which has been provided to Parent).

(m)    Schedule 4.20 lists all parties (including contractors and consultants) who have created any material portion of, or otherwise may have any rights in or to, the Owned Intellectual Property, other than employees of Company whose work product was created by them entirely within the scope of their employment by Company and constitutes works made for hire owned by Company. Company has secured from all parties who have created any material portion of, or otherwise have any rights in or to, the Owned Intellectual Property valid and enforceable written assignments or licenses of any such work or other rights to Company and has provided true and complete copies of such assignments or licenses to Parent or its counsel.

(n)    Schedule 4.20 includes a true and complete list of support and maintenance agreements relating to Owned Intellectual Property or to which Company is a party as to Licensed Intellectual Property including the identity of the parties and the respective dates of such agreements (other than, in each case, support or maintenance provided by the Company pursuant to the Company’s standard forms of software license agreements (forms of which have been provided to Parent) and other than those agreements listed on Schedule 4.20(c)).

(o)    Company has obtained written agreements from all employees and third parties with whom Company has shared confidential proprietary information concerning Company Intellectual Property (i) of Company or (ii) received from others which Company is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.

(p)    Except as set forth on Schedule 4.20(p), none of the Company’s software products contains any computer code: (i) designed to disrupt, disable, harm, distort or otherwise impede in any manner the operation of such software, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”); (ii) that would disable such software or impair in any way its operation based on the elapsing of a period of time, advancement of a particular date or other numeral (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices) or (iii) that would permit the Company or any third party to access such software to intentionally cause such disablement or impairment (sometimes referred to as “lockups,” “traps,” “access codes,” or “trap door” devices), or any other similar harmful, malicious or hidden procedures, routines or mechanisms which would cause the software to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with operations.

(q)    Except as set forth on Schedule 4.20(q), the Owned Intellectual Property shall not contain any software code that contains, or is derived in any manner (in whole or in part) from, any software that is distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL).

SECTION 4.21.    Agreements, Contracts and Commitments.

(a)    As of the date of this Agreement, except pursuant to this Agreement or in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)    other than Employee Agreements, any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

(ii)    any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement other than set forth on Schedule 4.21(a);

(iii)    any fidelity or surety bond or completion bond;

(iv)    any lease of personal property with fixed annual rental payments in excess of $85,000;

(v)    any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $85,000 either individually or in the aggregate;

(vi)    any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise entered into outside the ordinary course of the Company’s business;

(vii)    other than as set forth on Schedule 4.21(a), any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than those mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments that are not, individually or in the aggregate, material to the Company or any Subsidiary of the Company;

(viii)    any purchase order or contract for the purchase of materials, supplies, goods, services, equipment or other assets involving payments by the Company or any of its Subsidiaries in excess of $35,000 individually or $200,000 in the aggregate;

(ix)    any agreements for the acquisition by the Company of stock, assets or other property pursuant to which the Company was, is or may be required to make deferred payments of cash, stock or other property or providing for an adjustment of the purchase price paid by the Company, in each case that has not been paid in full and is not subject to further adjustment;

(x)    other than as set forth on Schedule 4.21(a), any agreements for the payment of royalties by the Company or any of its Subsidiaries;

(xi)    any software development agreement or other agreement for development or authorship of products and services for the Company or any of its Subsidiaries other than as set forth on Schedule 4.21(a);

(xii)    other than as set forth on Schedule 4.21(a), any sales representative, original equipment manufacturer, value added reseller, remarketer, dealer, distribution, joint marketing or other agreement for distribution of the Company’s products or services;

(xiii)    any license, sales, distribution or other similar agreement providing for the license or sale by the Company or any of its Subsidiaries of software, services or assets that accounted for in the most recent fiscal year or that is expected to account for in the current fiscal year either annual payments to the Company and its Subsidiaries of $75,000 or more individually or $125,000 or more in the aggregate or payments by the Company and its Subsidiaries of $75,000 or more individually or $125,000 or more in the aggregate;

(xiv)     other than as set forth on Schedule 4.21(a), any partnership, joint venture or other similar agreement or arrangement; or

(xv)    any other agreement, contract or commitment that involves $75,000 or more or is not cancelable without penalty within 30 days.

(b)    Neither the Company nor any of its Subsidiaries is, in any material respect, in breach, violation or default under, or has received any notice that the Company or any of its Subsidiaries has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment listed in Schedule 4.21 (collectively, a “Contract”) (except for notices relating to breaches, violations or defaults that have been cured or corrected in all material respects), nor does the Company have any Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is a valid and binding agreement of the Company or its Subsidiary, as the case may be, is in full force and effect and is not subject to any default thereunder in any material respect by the Company or its Subsidiary, as the case may be, or, to the Company’s Knowledge, any party obligated to the Company pursuant thereto. Pursuant to the terms of the Contracts, following the Effective Time, the Parent or the Surviving Corporation will be permitted to exercise all of the Company’s or its Subsidiary’s rights, as the case may be, under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiary would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

SECTION 4.22.    Interested Party Transactions.

(a)    Except as set forth on Schedule 4.22(a), no employee, officer, or director of the Company or any of its Subsidiaries, nor any member of such person’s immediate family, is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them;

(b)    No director, officer, manager or, to the Knowledge of the Company, employee of the Company or any of its Subsidiaries has any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or, with respect to officers and directors of the Company, any firm or corporation that competes with the Company or any of its Subsidiaries, except that employees, officers, or directors of the Company or any of its Subsidiaries and members of their immediate families may own less than 1% of the outstanding stock in a publicly traded company that has a business relationship with the Company or any of its Subsidiaries or, with respect to officers and directors of the Company or any of its Subsidiaries and members of their immediate families, that may compete with the Company or any of its Subsidiaries;

(c)    No employee, officer or director of the Company or any of its Subsidiaries or any member of such person’s immediately family is a party to or directly or indirectly interested in any Contract with the Company or any of its Subsidiaries; and

(d)    No employee, officer or director of the Company or any of its Subsidiaries, nor any member of such person’s immediate family, owns or leases any real or personal property that is leased or subleased to the Company or any of its Subsidiaries.

SECTION 4.23.    Accounts Receivable.

(a)    The Company has made available to Parent a list of all accounts receivable of the Company and its Subsidiaries as of June 30, 2002, along with a statement of days elapsed since invoice.

(b)    All of such accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and, to the Company’s Knowledge, are collectible except to the extent of reserves therefor set forth in the Company Balance Sheet. No person has any Lien on any such accounts receivable and, to the Company’s knowledge, no request or agreement for deduction or discount has been made with respect to any such accounts receivable.

SECTION 4.24.    Insurance.    Schedule 4.24 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as of the date hereof. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and each of the Company and its Subsidiaries is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any threatened, unscheduled termination of, or material premium increase with respect to, any of such policies. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1998 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company or any of its Subsidiaries. Except as disclosed in Schedule 4.24, the Company and its Subsidiaries shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

SECTION 4.25.    Licenses and Permits.    Schedule 4.25 correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the “Permits”) together with the name of the government agency or entity issuing such Permit. Except as set forth on Schedule 4.25, the Permits are valid and in full force and effect, neither the Company nor any Subsidiary of the Company is, in any material respect, in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The Company and its Subsidiaries possess all Permits necessary to conduct the business now operated by them, except for any such Permits which the failure to possess would not reasonably be expected to be material to the Company or any Subsidiary of the Company.

SECTION 4.26.    Tax Representations.

(a)    Filing and Payment.    Except as set forth on Schedule 4.26(a), (i) all Tax returns, statements, reports, elections, declarations, disclosures, schedules and forms (including estimated tax or information returns and reports) filed or required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any Subsidiary of the Company (collectively, the “Returns”), have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

(b)    Procedure and Compliance.    Except as set forth on Schedule 4.26(b), (i) all material Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended March 31, 1999 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any Subsidiary of the Company has requested any extension of time within which to file any Return and has not yet filed such Return; (iii) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or any Subsidiary of the Company in respect of any Tax or

Tax Asset and (iv) during the five-year period ending on the date hereof, neither the Company nor any Subsidiary of the Company has changed any tax election, changed any annual tax accounting period, or changed any method of tax accounting, nor has it filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.

(c)    Taxing Jurisdictions.    Schedule 4.26(c) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any Subsidiary of the Company regularly files Returns. Neither the Company nor any Subsidiary of the Company is required to regularly file Returns in any jurisdiction other than those set forth on Schedule 4.26(c), and no jurisdiction in which the Company or any Subsidiary of the Company does not regularly file Returns has asserted that the Company or such Subsidiary of the Company is required to do so.

(d)    Tax Sharing, Consolidation and Similar Arrangements.    Except as set forth on Schedule 4.26(d), (i) neither the Company nor any Subsidiary of the Company has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (ii) neither the Company nor any Subsidiary of the Company is party to any agreement or arrangement referred to in clause (ii) of the definition of “Tax” or to any Tax Sharing Agreement or to any other agreement or arrangement referred to, in either case, in clause (iii) of the definition of “Tax”; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by either the Company or any Subsidiary of the Company, regardless of whether such Tax is imposed on the Company or any Subsidiary of the Company; and (iv) neither the Company nor any Subsidiary of the Company has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any Subsidiary of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(e)    Certain Elections, Agreements and Arrangements.    Except as set forth on Schedule 4.26(e), (i) no election has been made under Treasury Regulations Section 1.7701-3 or any similar provision of Tax law to treat the Company, any Subsidiary of the Company or any Affiliate of the Company or any Subsidiary of the Company as an association, corporation or partnership; (ii) neither the Company nor any Subsidiary of the Company is disregarded as an entity for Tax purposes; and (iii) during the five-year period ending on the date hereof, neither the Company nor any Subsidiary of the Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)    Property and Leases.    Except as set forth on Schedule 4.26(f), (i) neither the Company nor any Subsidiary of the Company owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

SECTION 4.27.    Representations Complete.    None of the representations or warranties made by the Company in this Agreement, nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement or furnished in or in connection with documents to be mailed or delivered to the Shareholders for use in soliciting their consent to this Agreement and the Merger contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

SECTION 5.1.    Corporate Existence and Power.    Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

SECTION 5.2.    Corporate Authorization.    The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. No vote or other action of any stockholders of Parent or Merger Subsidiary which has not been duly taken prior to the date of this Agreement is required in connection with this Agreement or in order to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

SECTION 5.3.    Governmental Authorization.    The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of articles of merger with respect to the Merger with the Texas Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other securities laws, whether state or foreign, (iii) such filings as may be required under the HSR Act, (iv) obtaining the California Permit and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially to impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

SECTION 5.4.    Non-contravention.    The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to be material to Parent and its Subsidiaries, taken as a whole, or materially to impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

SECTION 5.5.    SEC Filings.    (a) Parent has timely filed with the SEC, and has made available to the Company, all forms, exhibits, reports, statements, schedules, registration statements and other documents required to be filed with the SEC under the 1934 Act since June 30, 2002 and its proxy statement and related materials as required by Regulation 14A under the 1934 Act for the annual meeting of stockholders for the fiscal year ended June 30, 2001 (the documents referred to in this Section 5.05(a), collectively, the “Parent SEC Documents”).

(b)    As of its filing date (and, in the case of a proxy statement, on the date of mailing), each Parent SEC Document (including, without limitation, any financial statements or schedules included therein) complied in all material respects with the applicable requirements of the 1934 Act.

(c)    As of its filing date (and, in the case of a proxy statement, on the date of mailing), each Parent SEC Document (including, without limitation, any financial statements or schedules included therein) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)    The financial statements (including the related notes) of Parent included in the Parent SEC Documents were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

SECTION 5.6.    Finders’ Fees.    Except for J.P. Morgan Securities Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

SECTION 5.7.    Common Stock.    The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

SECTION 5.8.    No Material Adverse Effect.    Since June 30, 2002, there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.9.    No Undisclosed Material Liabilities.    There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that could reasonably be expected to result in such a liability or obligation, other than:

(a)    liabilities or obligations disclosed and provided for in the Parent’s most recent balance sheet contained in the Parent SEC Documents or in the notes thereto; and

(b)    liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the Parent’s most recent balance sheet contained in the Parent SEC Documents or that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.10.    Compliance with Laws and Court Orders.    Each of Parent and its Subsidiaries is and has at all times since its inception been in compliance with, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE 6

COVENANTS OF THE PARTIES

SECTION 6.1.    Conduct of the Company.    Except as set forth on Schedule 6.01, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time without the written consent of Parent:

(a)    except as contemplated by this Agreement and as set forth on Schedule 6.01(a), the Company will not adopt or propose any change to its articles of incorporation or bylaws;

(b)    the Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(c)    the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any Subsidiary or any material amount of assets, securities or property;

(d)    the Company will not, and will not permit any of its Subsidiaries to, (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

(e)    the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

SECTION 6.2.    Shareholder Meeting; Proxy Material.    The Company shall cause a meeting of its Shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to its fiduciary duties under applicable law, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Shareholders. In connection with such meeting, the Company will (i) promptly prepare and thereafter mail to the Shareholders as promptly as reasonably practicable a proxy statement and all other proxy materials required by law for such meeting (the “Proxy Materials”), (ii) use its commercially reasonable efforts to obtain the necessary approvals by the Shareholders of this Agreement, the transactions contemplated hereby and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting.

SECTION 6.3.    No Solicitation.    (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

SECTION 6.4.    Access to Information.    Subject to any applicable confidentiality obligations (which the Company shall use all reasonable efforts to cause to be observed), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request and (c) all key employees of the Company and its Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including returns and supporting documentation) promptly upon request. Parent shall provide the Company with copies of such publicly available information about Parent as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

SECTION 6.5.    Confidentiality.    Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.04, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be governed by the terms of the Mutual Non-Disclosure Agreement between the Company and Parent dated as of August 8, 2002 (the “Non-Disclosure Agreement”).

SECTION 6.6.    Public Disclosure.    Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent’s obligation to comply with applicable securities laws and the rules and regulations of the National Association of Securities Dealers.

SECTION 6.7.    Consents.    The Company shall use commercially reasonable efforts to obtain the consents, waivers, assignments and approvals as may be required from third parties in connection with the transactions contemplated hereby, including without limitation those on Schedule 6.07.

SECTION 6.8.    Reasonable Efforts.    Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be legally required to agree to any divestiture by Parent or any of Parent’s Subsidiaries or Affiliates or by the Company or any of its Subsidiaries or Affiliates of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries or Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

SECTION 6.9.    Notification of Certain Matters.    Each party shall give prompt notice to the other parties hereto of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, (ii) any failure in any material respect of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iv) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (v) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect any remedies available to the party receiving such notice; and provided further, however, that no disclosure by the Company pursuant to this Section 6.09 shall be deemed to amend or supplement any Schedule hereto or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

SECTION 6.10.    Affiliate Agreements.    Schedule 6.10 sets forth those persons who, in the Company’s reasonable judgment, are Affiliates of the Company. The Company shall provide Parent with such non-confidential information and documents in the Company’s possession and control as Parent reasonably requests for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to Parent prior to the Closing Date from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit E (the “Affiliate Agreement”). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Stock, consistent with the terms of such Affiliate Agreements (which legends shall be removed and stop transfer instructions shall be withdrawn upon request of any such Affiliate when such restrictions terminate under applicable law).

SECTION 6.11.    Additional Documents and Further Assurances.    Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. The Company shall use all reasonable efforts to deliver or cause to be delivered prior to the Closing Date an executed Lockup Agreement from each Shareholder who, at the Effective Time, will receive the right to receive 100,000 or more shares of Parent Stock.

SECTION 6.12.    Stock Options.    Not later than the Effective Time, the Company’s Board of Directors shall have suspended the cashless exercise feature of the Option Plan and of all agreements pursuant to which Company Stock Options were granted with respect to all Company Stock Options assumed by Parent. Pursuant to Section 2.05 hereof, at the Effective Time, each outstanding Company Stock Option, whether or not exercisable, will be assumed by Parent and become an option to acquire Parent Stock. Promptly after the Effective Time, Parent will issue to each holder of an outstanding Company Stock Option a notice describing the assumption of such Company Stock Option by Parent. It is intended that Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 6.12 and Section 2.05 shall be applied consistent with such intent. No later than the Effective Time, Parent will reserve sufficient shares of Parent Stock for issuance under Section 2.05 hereof.

SECTION 6.13.    California Permit; Registered Offering.    (a) As promptly as practicable after the execution of this Agreement, Parent shall prepare the necessary documents and apply to obtain a California Permit so that the issuance of the Parent Stock in the Merger shall be exempt from registration under the 1933 Act, by virtue of the exemption from registration contained in Section 3(a)(10) thereof; provided, however, that Parent shall use all reasonable efforts to prepare and file the application to obtain a California Permit within ten days after the later of (i) execution of this Agreement and (ii) the date on which the Company has furnished to Parent materials in conformity with the requirements of such application. The Company shall cooperate with, and provide information to, Parent in connection with Parent’s application for the California Permit, including such Proxy Materials, financial statements and other information with respect to the Company as are required to be filed therewith. The Company and Parent will respond to any comments from the California Commissioner of Corporations and use all reasonable efforts to have the California Permit granted as soon as practicable after such filing. None of the information supplied by the Company to Parent, the California Commissioner of Corporations or any representative thereof in connection with the California Permit application or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by Parent to the Company, the California Commissioner of Corporations or any representative thereof in connection with the California Permit application or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(b)    In the event that a California Permit cannot be issued for any reason, or is not issued on or before the date that is 75 days after the date of the initial filing of the application to obtain a California Permit, then the parties hereto shall take all action necessary to permit the delivery of Parent Stock pursuant to the Merger to be accomplished by means of registration of such Parent Stock on a Registration Statement on Form S-4 (or another appropriate form) (the “Registration Statement”) under the 1933 Act. If the Parent Stock will be issued pursuant to an effective Registration Statement, each of Parent and the Company shall cooperate to prepare and file, and Parent shall prepare and file, the Registration Statement with the SEC as promptly as is reasonably practicable and each of Parent and the Company shall cooperate to, and shall, use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. Parent shall advise the Company promptly after it receives notice of (i) the Registration Statement being declared effective or any supplement or amendment thereto being filed with the SEC, (ii) the issuance of any stop order in respect of the Registration Statement, and (iii) the receipt of any correspondence, comments or requests from the SEC in respect of the Registration Statement. Each of Parent and Company shall also cooperate to, and shall, take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection therewith. Parent will pay all customary expenses in connection with the Registration Statement, including, without limitation, registration fees, legal and accounting fees, listing fees, transfer agent fees and printing and mailing costs related to the Registration Statement.

SECTION 6.14.    HSR Act.    Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act (if necessary) or any other filing required by antitrust authorities and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust manners. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of the relevant portions all such documents to the other party and its advisors prior to filing or responding and notifying the other party of any communications or discussions with any government agency and affording the other party the opportunity to participate in such communications or discussions.

SECTION 6.15.    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 6.16.    Employee Benefit Matters.    (a) The Company agrees to terminate or amend its 401(k) Plan, in accordance with reasonable directions from Parent, effective immediately prior to the Effective Time.

(b)    Parent shall cause each Company Employee’s service with Company to be recognized as service for purposes of eligibility and vesting (but not benefit accrual) in each benefit plan of the Parent that is extended to any employee of the Company on or after the Closing Date; provided, however, that such crediting of service shall not operate to duplicate the payment or funding of any benefit under such plan.

(c)    Parent shall cause its benefit plans to waive any preexisting condition exclusion or waiting period limitation that was likewise waived or otherwise satisfied as to each employee of the Company under the terms of any corresponding Employee Plan immediately prior to the Effective Time.

SECTION 6.17.    Tax Matters.    (a) Without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, neither the Company nor any Subsidiary of the Company shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, other than in the ordinary course of business and consistent with past practices, take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company or any Subsidiary of the Company.

(b)    Neither the Company nor any Subsidiary of the Company shall, on or prior to the Closing Date, make any payment of, or in respect of, any Tax to any person or any Taxing Authority other than in the ordinary course of business and consistent with past practices.

(c)    Parent and the Shareholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Shareholders’ Representative agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent or the Shareholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records.

(d)    Parent and the Shareholders’ Representative further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Company or any Subsidiary of the Company or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

(e)    Parent shall treat the Merger for U.S. federal income tax purposes as the acquisition by Parent of the issued and outstanding capital stock of the Company in exchange for the Merger Consideration.

SECTION 6.18.    Appointment of Director.    Promptly after the Effective Time, Parent shall (i) take such action as may be necessary to create one additional seat on the Board of Directors of Parent and to cause Douglas J. Erwin (such individual being referred to herein as the “New Member”) to be elected to the Board of Directors of Parent, and to serve until his successor is duly elected and qualified; and (ii) take, or cause to be taken, all action necessary to nominate the New Member for election to the Board of Directors of Parent at the next succeeding Annual Meeting of Parent stockholders occurring after the Effective Time and, in accordance with its normal solicitation efforts, solicit proxies for his election to such Board of Directors; provided, however, that if the Effective Time occurs after Parent’s proxy statement in connection with the 2002 Annual Meeting is prepared but before the 2002 Annual Meeting, Parent will cause the New Member to be elected at the next regular meeting of its Board of Directors occurring after the 2002 Annual Meeting.

Section 6.19.    No Registration Rights.    At or prior to the Effective Time, each contract, agreement, provision or understanding between the Company and any Person granting such Person the right to require the Company to file a registration statement under the 1933 Act or the 1934 Act with respect to any securities of the Company owned or to be owned by such Person (including, without limitation, the Sixth Amended and Restated Stock Restriction Agreement dated October 2, 2000, the Amended and Restated Investor Rights Agreement dated October 2, 2000, and any amendments or joinder agreement to such agreements, and the registration rights provisions of the Warrant issued October 2, 2000 to Southwest Bank of Texas) shall have been validly terminated or shall expire in accordance with their terms.

Section 6.20.    Capitalization Information.    The Company shall deliver to Parent (a) by a date that is no less than two Business Days prior to the Closing Date a complete and accurate schedule as of such date of delivery certified by the Company that sets forth as of such date and (b) on the Closing Date, a complete and accurate schedule as of the Closing Date certified by the Company that sets forth as of the Closing Date, in each case, the following: (i) the Total Series A Number, (ii) the Total Series B Number, (iii) the Outstanding Common Number, (iv) the Vested Option Number, (v) the Weighted Average Exercise Price, (vi) the name of the holder of each Company Stock Option outstanding, the grant date and number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to the Closing Date and whether and to what extent the exercisability of such option will be accelerated as a result of the consummation of the transactions contemplated by this Agreement (indicating the circumstances that may cause such acceleration), the date on which such option expires and whether and to what extent such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code, and (vii) the name of the holder of any Company Common Stock subject to vesting, the number of shares of Company Common Stock subject to vesting and the vesting schedule for such Company Common Stock, including the extent vested to the Closing Date and whether and to what extent the vesting of such shares of Company Common Stock will be accelerated as a result of the consummation of the transactions contemplated by this Agreement (indicating the circumstances that may cause such acceleration). The Company will provide to Parent, prior to the Effective Time, a copy of each stock option agreement, each restricted stock agreement and all other agreements pursuant to which the Company has granted Company Stock Options, Company Common Stock or any other type of award under the Option Plan or such other documentation of such agreements as is reasonably satisfactory to Parent.

SECTION 6.21.    FIRPTA Certificate.    Parent shall timely file or cause to be filed the certificate referred to in Section 7.02(c) with the Internal Revenue Service.

SECTION 6.22.    Listing Notifications.    Parent shall timely prepare and submit to Nasdaq any notice or other document or instrument required to be filed with or submitted to Nasdaq with respect to the shares of Parent Stock issuable in connection with the Merger prior to the Effective Time.

ARTICLE 7

CONDITIONS TO THE MERGER

SECTION 7.1.    Conditions to Obligations of Each Party.    The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)    This Agreement and the Merger shall have been approved and adopted by the Shareholders in accordance with Texas Law and the Company’s articles of incorporation;

(b)    No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(c)    All actions by or in respect of, or filings with, any governmental body, agency, official or authority, domestic, foreign or supranational, required to permit the consummation of the Merger shall have been taken, made or obtained;

(d)    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administration, agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken by any administration, agency or commission or other governmental authority or instrumentality, domestic or foreign, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

(e)    There shall not be instituted or pending any action or proceeding (or any investigation or other inquiry that would reasonably be expected to result in such action or proceeding) before any government or governmental authority or agency of competent jurisdiction, domestic, foreign or supranational, or by any other Person, domestic, foreign or supranational, before any court or governmental authority or agency of competent jurisdiction, domestic, foreign or supranational, seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Subsidiaries of all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries;

(f)    Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and

(g)    The issuance of the shares of Parent Stock in the Merger shall either be registered under the 1933 Act or exempt from such registration pursuant to the exemption contained in Section 3(a)(10) of the 1933 Act.

SECTION 7.2.    Conditions to the Obligations of Parent and Merger Subsidiary.    The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)    (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company or any Shareholder (A) that are qualified by materiality or Company Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (unless by their terms they relate to an earlier date, in which case they shall be true at such date) except to the extent Parent has otherwise consented in a written consent pursuant to Section 6.01(d) hereof and (B) that are not qualified by materiality or Company Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (unless by their terms they relate to an earlier date, in which case they shall be true at such date) except to the extent Parent has otherwise consented in a written consent pursuant to Section 6.01(d) hereof; (iii) no Company Material Adverse Effect has occurred; and (iv) Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect;

(b)    Each of (i) the Non-Competition and No-Hire Agreements executed and delivered to Parent by the individuals listed on Annex C hereto shall be in full force and effect immediately prior to the Effective Time and (ii) the Lockup Agreements executed and delivered to Parent by the individuals listed on Annex B hereto shall be in full force and effect immediately prior to the Effective Time;

(c)    The Company shall have delivered to Parent a certificate, in the form prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3)(i), dated not more than 30 days prior to the Effective Time and signed by the Company, to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code;

(d)    Parent shall have received an opinion of Weil, Gotshal & Manges LLP, counsel to the Company, in the form attached hereto as Exhibit C;

(e)    The Company shall have obtained each consent identified in Schedule 6.07 hereto;

(f)    Each of the persons listed in Schedule 6.10 hereto shall have executed an Affiliate Agreement in substantially the form attached as Exhibit E; and

(g)    The Letter Agreement by and among Parent, Merger Subsidiary and the Company contained in Schedule 7.02(g) hereto (the “Letter Agreement”) shall be in full force and effect immediately prior to the Effective Time and the Company shall have fulfilled its obligations thereunder.

SECTION 7.3.    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the following further conditions: (a)(i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time, (iii) no Parent Material Adverse Effect shall have occurred and (iv) the Company shall have received a certificate signed by the Chief Financial Officer or any Vice President of Parent to the foregoing effect.

(b)    The Company shall have received an opinion of Davis Polk & Wardwell, counsel to Parent, in the form attached hereto as Exhibit G.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

SECTION 8.1.    Survival of Representations and Warranties.    All of the Company’s representations and warranties in this Agreement, as modified by the Company’s Schedules delivered on the date of this Agreement, shall survive the Merger and continue until the date which is one year following the Closing Date (the “Expiration Date”). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity is sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence until the date which is one year following the Expiration Date (the “Final Escrow Distribution Date”) if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to the Expiration Date solely for purposes of a claim against the Escrow Fund which has been duly made prior to the Expiration Date in accordance with the provisions of, and satisfying all of the requirements of, Section 8.02; provided, however, that the representations and warranties contained in Section 4.20 in respect of which indemnity is sought under this Agreement shall survive indefinitely if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to the Expiration Date in accordance with the provisions of, and satisfying all the requirements of, Section 8.02. All of Parent’s and Merger Subsidiary’s representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Closing.

SECTION 8.2.    Indemnification; Escrow Arrangements.

(a)    Escrow Fund.    As security for the indemnity provided for in this Article 8 and by virtue of this Agreement, the Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) without any act of any Shareholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Shareholder, will be deposited with J.P. Morgan Trust Company, National Association (or other institution acceptable to Parent and the Shareholder Representative) as Escrow Agent (the “Escrow Agent”), such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. The portion of the Escrow Amount contributed on behalf of each Shareholder shall be as provided under Section 2.04. The Shareholders shall indemnify and hold Parent and its officers, directors and affiliates (the “Indemnified Parties”) harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation (hereinafter individually a “Loss” and collectively “Losses”) incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement, (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement, or (iii) any action, suit or proceeding which is pending or threatened against the Company as of the Effective Time. No Shareholder shall have any right to contribution from the Company for any claim made by Parent after the Effective Time. Notwithstanding anything in the preceding language to the contrary, the Parent may not receive any distribution from the Escrow Fund in respect of any Loss subject to indemnification pursuant to this Article 8 unless the amount of any such Loss equals or exceeds $25,000 and until an Officers’ Certificate identifying Losses, which in the aggregate exceed $1,000,000 (the “Basket Amount”), have been delivered to the Escrow Agent as provided in paragraph (e) below in which case Parent shall be entitled to recover all Losses including the Basket Amount; provided, however, that any Loss resulting from the inaccuracy or breach of Section 2.03(c), 4.05 or 6.20 hereof shall be recoverable from the first dollar and not subject to the Basket Amount nor shall it be included in calculating whether the Basket Amount has otherwise been exceeded; and provided, further, that any claim resulting from the inaccuracy or breach of Section 4.26 shall be reduced to the extent that such inaccuracy or breach actually reduces any Tax otherwise payable by Parent, the Company, or any Subsidiary of the Company in respect of any taxable year (or portion thereof) ending on or prior to the Expiration Date.

(b)    Limitation on Liability.    Parent and the Company hereby agree that, except in the event of fraud or willful misrepresentation, Parent’s sole and exclusive recourse against the Company and the Shareholders for any Loss or claim of Loss arising out of or relating to this Agreement shall be expressly limited to the Escrow Fund and in accordance with the indemnification provisions of this Article 8.

(c)    Escrow Period; Distribution upon Termination of Escrow Period.    Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m. (Pacific time) on the Expiration Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the good faith reasonable judgement of Parent, subject to the objection of the Shareholder Representative and the subsequent arbitration of the matter in the manner provided in Section 8.02(g) hereof, is necessary to satisfy any unsatisfied claims duly specified in any Officer’s Certificate (as defined in paragraph (e) below) delivered to the Escrow Agent prior to termination of such Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. Promptly after the Expiration Date, the Escrow Agent shall deliver to the Shareholders all amounts of cash and shares of Parent Stock in the Escrow Fund that are not reserved for unsatisfied claims as provided in the immediately preceding sentence or for fees and expenses of the Shareholder Representative in accordance with Section 8.03. Any such reserve(s) for unsatisfied claims or for fees and expenses of the Shareholder Representative shall be made such that the Cash Percentage of the value thereof is reserved in the form of cash and the Stock Percentage of the value thereof is reserved in the form of Parent Stock. As soon as any such claim for which such a reserve was established has been resolved, the Escrow Agent shall deliver to the Shareholders any remaining portion of the Escrow Amount which was so reserved with respect to such claim but was not required to satisfy such claim. Promptly after the Final Escrow Distribution Date, the Escrow Agent shall deliver to the Shareholders all amounts of cash and shares of Parent Stock in the Escrow Fund that are not duly reserved for unsatisfied claims based upon a breach of Section 4.20 of this Agreement as provided in the immediately preceding sentence and in accordance with Section 8.02(e). All deliveries of cash and Parent Stock from the Escrow Fund to the Shareholders pursuant to this Section 8.02 shall be made in proportion to their respective original contributions to the Escrow Fund.

(d)    Protection of Escrow Fund.

The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

For the purpose of investing funds held in the Escrow Fund, the Escrow Agent may accept written instructions from Shareholder Representative. Shareholder Representative shall indemnify and hold the Escrow Agent harmless from any and all liability for acting on and in accordance with such investment instruction purported to be given by the Shareholder Representative. The Escrow Agent shall not be responsible for the authenticity of any instructions, or be in any way liable for any unauthorized instruction or for acting on such an instruction, whether or not the person giving the instructions was, in fact, the Shareholder Representative. In no event shall the Escrow Agent be liable to the parties for any consequential, special, or exemplary damages, including but not limited to lost profits, from any cause whatsoever arising out of, or in any way connected with acting upon written investment instructions that are believed by the Escrow Agent to be genuine. In the absence of such instructions, the Escrow Agent shall invest, to the extent reasonably practicable, in the JPMorgan Chase Prime Fund, Reserve Shares.

The Escrow Agent may make authorized investments through its own investment department or that of its Affiliates. The Escrow Agent shall not be liable for any loss resulting from such investments, including upon the sale or disposition of any investments.

The Escrow Agent will act upon written investment instructions from the Shareholder Representative the day that such instructions are received, provided the requests are communicated within a sufficient amount of time to allow the Escrow Agent to make the specified investment. Instructions received after an applicable investment cutoff deadline will be treated as being received by the Escrow Agent on the next Business Day, and the Escrow Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest funds on the day the instructions are received. The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or by any loss arising by error, failure, or delay in making an investment which is caused by circumstances beyond the Escrow Agent’s reasonable control.

The parties hereto acknowledge that payment of any interest earned on the funds invested in this escrow (which interest shall be available to satisfy any claims of Parent for indemnification but which shall otherwise accrue to the benefit of the Shareholders) will be subject to backup withholding penalties unless a properly completed Internal Revenue Service form W-8 and/or W-9 is provided to the Escrow Agent.

Notwithstanding anything to the contrary in this Article 8 or any contrary instructions from the Shareholder Representative, the Escrow Agent shall not invest the Escrow Fund in investments other than the following types of investments: (i) obligations of the U.S. Government, federal insured bank certificates of deposit, bonds rated AA or higher by Moody’s or Standard and Poor’s, with maturities of one year or less or (ii) the JPMorgan Chase Prime Fund, Reserve Shares.

(e)    Claims Upon Escrow Fund; Limitations on Claims.

(i)    Subject to subsection (f) below, 30 days after the Escrow Agent has received, provided such receipt is on or before the Expiration Date, a certificate signed by any officer of Parent (an “Officer’s Certificate”) (A) stating that Parent or any of its Subsidiaries has incurred, paid or properly accrued or reasonably and in good faith anticipates that it will have to incur, pay or accrue Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall (x) if and to the extent the Officer’s Certificate states that such Losses have actually been incurred, paid or properly accrued, deliver to Parent out of the Escrow Fund, as promptly as practicable, cash and Parent Stock held in the Escrow Fund with a value equal to such Losses, with the Cash Percentage of such value distributed in the form of cash and the Stock Percentage of such value distributed in the form of Parent Stock, and (y) if and to the extent the Officer’s Certificate states that such Losses are so anticipated, establish a reserve for any such Losses, with the Cash Percentage of the value of such reserve in the form of cash and the Stock Percentage of the value of such reserve in the form of Parent Stock. If and solely to the extent that any such Losses for which such a reserve was duly established in accordance with this Section 8.02(e) are actually incurred, paid or properly accrued on or before the Final Escrow Distribution Date, Escrow Agent shall, subject to subsection (f) below, 30 days after its receipt of an Officer’s Certificate satisfying the requirements of this Section 8.02(e)(i) which states that Parent or any of its Subsidiaries has actually incurred, paid or properly accrued such Losses on or before such date, deliver to Parent out of the Escrow Fund, as promptly as practicable, cash and Parent Stock held in the Escrow Fund with a value equal to such Losses, with the Cash Percentage of such value distributed in the form of cash and the Stock Percentage of such value distributed in the form of Parent Stock; provided, however, that claims for Losses pursuant to a breach of Section 4.20 of this Agreement for which such a reserve was duly established in accordance with this Section 8.02(e) shall survive the Final Escrow Distribution Date until such claims are resolved in accordance with this Agreement.

(ii)    For purposes of determining the number of shares of Parent Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to this Section 8.02, the shares of Parent Stock shall be valued at the Average Price.

(f)    Objections to Claims.    At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative, and for a period of 30 days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 8.02(e) hereof unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such 30 day period, the Escrow Agent shall distribute cash and Parent Stock from the Escrow Fund in accordance with Section 8.02(e) hereof; provided, however, that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such 30 day period, with a copy of such objection to be simultaneously transmitted to Parent.

(g)    Resolution of Conflicts; Arbitration.

(i)    In case the Shareholder Representative shall object in writing to any claim or claims made in any Officer’s Certificate, such Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash and shares of Parent Stock from the Escrow Fund in accordance with the terms thereof.

(ii)    If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Representative may demand arbitration of the matter unless the amount of the damage or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and such Shareholder Representative. In the event that within 30 days after submission of any dispute to arbitration, Parent and such Shareholder Representative cannot mutually agree on one arbitrator, Parent and such Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(iii)    Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in the County of Denver, State of Colorado, in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

(h)    Third-Party Claims.    In the event Parent becomes aware of a third-party claim which Parent in good faith reasonably believes may result in a demand against the Escrow Fund, Parent shall notify the Shareholder Representative of such claim and consult with the Shareholder Representative in good faith, and the Shareholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund unless the

Shareholder Representative so consents. In the event that the Shareholder Representative has consented to any such settlement, the Shareholders shall have no power or authority to object under any provision of this Article 8 to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

(i)    Escrow Agent’s Duties.

(i)    The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(ii)    The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)    The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)    The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)    In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi)    If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents, cash and shares of Parent Stock from the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, required, despite what may be set forth elsewhere in this Agreement. In such event, the

Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents, cash and shares of Parent Stock held in the Escrow Fund, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)    The parties hereto and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

(viii)    The Escrow Agent may resign at any time upon giving at least 30 days written notice to the parties hereto; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties hereto shall use all reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and the terms of this Article 8 and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(j)    Specimen Signatures.    The Escrow Agent may rely on the signatures contained herein as the specimen signatures of the parties, until changed in writing by a certificate to the Escrow Agent from the party so changing.

(k)    Funds Transfer.    In the event funds transfer instructions are given (other than in writing at the time of execution of the Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Annex D hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. If the Escrow Agent is unable to contact any of the authorized representatives identified in Annex D, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Parent’s executive officers, (“Executive Officers”), which shall include the titles of Chief Executive Officer, Chief Financial Officer or General Counsel, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed certificate of incumbency, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify: (a) the beneficiary; (b) the beneficiary’s bank or (c) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank, designated.

(l)    Fees.    All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent attached hereto as Exhibit D. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties hereto request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(m)    Consequential Damages.    In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

(n)    Successor Escrow Agents.    Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

SECTION 8.3.    Shareholder Representative.

(a)    In the event that the Merger is approved, effective upon such vote, and without further act of any shareholder, Joseph Horzepa shall be appointed as agent and attorney-in-fact (the “Shareholder Representative”) for each Shareholder, for and on behalf of the Shareholders, to give and receive notices and communications, to authorize delivery to Parent of cash and shares of Parent Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a majority in interest in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Representative may be filled by approval of the holders of a majority in interest in the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his or her services. The Shareholder Representative shall be entitled to reimbursement from time to time of any reasonable expenses out of funds available from the Escrow Fund by delivering to the Escrow Agent a reasonably detailed notice thereof. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders.

(b)    The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The

Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders.

(c)    A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision, act, consent or instruction of all Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

ARTICLE 9

TERMINATION

SECTION 9.1.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Merger by the Shareholders):

(a)    by mutual written agreement of the Company and Parent;

(b)    by either the Company or Parent, if:

(i)    the Merger has not been consummated on or before April 15, 2003 (the “End Date”), provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)    there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

(c)    by Parent, if (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date, or (ii) the Company shall have willfully and materially breached its obligations under Section 6.02 and Section 6.03; or

(d)    by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

SECTION 9.2.    Effect of Termination.    If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 9.02 and Sections 6.05, 6.06 and Article 10 shall survive any termination hereof pursuant to Section 9.01.

ARTICLE 10

MISCELLANEOUS

Section 10.1.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

NetIQ Corporation

3553 North First Street

San Jose, CA 95134

Attention: James A. Barth

Fax: (408) 856-1801

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Attention: William M. Kelly

Fax: (650) 752-2111

if to the Company, to:

PentaSafe Security Technologies, Inc.

Park Towers North

1233 West Loop South Ste 1800

Houston, Texas 77027

Attention: Kevin Klausmeyer

Fax: (713) 523-6393

with a copy to:

Weil, Gotshal & Manges LLP

700 Louisiana, Suite 1600

Houston, Texas 77002

Attention: Charles E. Harrell

Fax: (713) 224-9511

if to the Shareholder Representative, to:

Joseph Horzepa

3601 Allen Parkway No. 272

Houston, Texas 77019

Attention: Joseph Horzepa

Fax:

if to the Escrow Agent, to:

J.P. Morgan Trust Company, National Association

560 Mission Street, 13th Floor

San Francisco, CA 94105

Attention: Hank Helley

Fax: (415) 315-7585

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (local time), and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 10.2.    Amendments; No Waivers.    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the Shareholders and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.3.    Expenses.    (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    Parent agrees to pay at the Closing up to $3,800,000 of the fees, costs and expenses incurred or payable by the Company in connection with the Merger. The Company agrees that Parent shall have full recourse to the Escrow Fund (without regard to the Basket Amount) for payment of all such fees and other advisory fees of the Company in excess of $3,800,000.

SECTION 10.4.    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

SECTION 10.5.    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

SECTION 10.6.    Jurisdiction.    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court located within Denver County, State of Colorado, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

SECTION 10.7.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.8.    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

SECTION 10.9.    Entire Agreement.    This Agreement, each Voting Agreement, each Non-Competition and No-Hire Agreement, each Affiliate Agreement, each Lockup Agreement, the Letter Agreement and the Non-Disclosure Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

SECTION 10.10.    Captions.    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 10.11.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 10.12.    Specific Performance.    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall, unless any such party is in material default under this Agreement, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NETIQ CORPORATION	PENTASAFE SECURITY TECHNOLOGIES, INC.

By:	By:
Name: Title:	Name: Title:

DURHAM ACQUISITION CORP.	JOSEPH HORZEPA, as SHAREHOLDER REPRESENTATIVE

By:	By:
Name: Title:	Name: Title:

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

By:
Name: Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AGREEMENT

A-1

EXHIBIT B

FORM OF NON-COMPETITION AND NO-HIRE AGREEMENT

B-1

EXHIBIT C

FORM OF OPINION OF COUNSEL TO THE COMPANY

C-1

EXHIBIT D

ESCROW AGENT FEE SCHEDULE

D-1

EXHIBIT E

FORM OF AFFILIATE AGREEMENT

E-1

EXHIBIT F

FORM OF LOCKUP AGREEMENT

F-1

EXHIBIT G

FORM OF OPINION OF COUNSEL TO PARENT

G-1

ANNEX A

Signatories to the Voting Agreement

☐	Austin Ventures VII, L.P.
☐	Lehman Brothers Venture Capital Partners I, L.P.—(Lehman Entity)
☐	Lehman Brothers Venture Partners, L.P.—(Lehman Entity)
☐	L B I Group, Inc.—(Lehman Entity)
☐	Lehman Brothers VC Partners L.P.—(Lehman Entity)
☐	Lehman Brothers P.A. LLC—(Lehman Entity)
☐	Lehman Brothers Partnership Account 2000/2001, L.P.—(Lehman Entity)
☐	Lehman Brothers Offshore Partnership Account 2000/2001, L.P.—(Lehman Entity)
☐	Douglas J. Erwin—(Mary Erwin, spouse)
☐	Leslie Eugene Erwin, as trustee of the Mary Hammer 1999 Trust
☐	Leslie Eugene Erwin, as trustee of the Leslie Eugene Erwin 1999 Trust
☐	Leslie Eugene Erwin, as trustee of the Tanya Lee Erwin 1999 Trust
☐	Douglas J. Erwin, as trustee of the Benjamin E. Erwin 1999 Trust
☐	Douglas J. Erwin, as trustee of the Clayton C. Erwin 1999 Trust
☐	Douglas J. Erwin, as trustee of the Nicholas L. Erwin 1999 Trust
☐	Douglas J. Erwin, as trustee of the Maxwell R. Erwin 1999 Trust

Annex A-1

ANNEX B

Signatories to the Lock-Up Agreement

☐	Austin Ventures VII, L.P.
☐	Lehman Brothers Venture Capital Partners I, L.P.—(Lehman Entity)
☐	Lehman Brothers Venture Partners, L.P.—(Lehman Entity)
☐	L B I Group, Inc.—(Lehman Entity)
☐	Lehman Brothers VC Partners L.P.—(Lehman Entity)
☐	Lehman Brothers P.A. LLC—(Lehman Entity)
☐	Lehman Brothers Partnership Account 2000/2001, L.P.—(Lehman Entity)
☐	Lehman Brothers Offshore Partnership Account 2000/2001, L.P.—(Lehman Entity)

Annex B-1

ANNEX C

Signatories to the Non-Competition and No-Hire Agreements

Doug Erwin

Bill Vance

Shaun Smith

Rob Reiner

Steve Kahan

Chris Pick

Annex C-1

ANNEX D

Telephone Number(s) for Call-Backs and Person(s)

Designated to Confirm Funds Transfer and Payment Instructions

Bank is authorized to confirm payment instructions issued in the name of Customer with any person purporting to be a person designated below, whether or not that person is the person who has issued the payment instructions to Bank.

Name	Telephone Number

(Note:    If less than four persons, type “N/A” on lines provided. If more than four persons, attach and sign a supplemental Schedule.)

Customer Name

Printed Name of Authorized Signatory

Signature

Title

Annex D-1